Exhibit 21.1

Subsidiaries of the Registrant
Active subsidiaries as of December 31, 2021:

Company Name	Jurisdiction of Organization
Shoals Parent LLC	DE
Shoals Intermediate Holdings LLC	DE
Shoals Holdings LLC	DE
Shoals Technologies, LLC	AL
Shoals Technologies Group, LLC	TN
Solon, LLC	TN
Shoals Structures, LLC	TN
Shoals Connect LLC	DE
Shoals International LLC	DE